Exhibit 10.14

PUBLISHER AGREEMENT

This Agreement, entered into this 26th day of January 2005 between Reg.Net, Inc. (known hereinafter as “Reg.Net”) and Enigma Software Group, Inc. (known hereinafter as “Publisher”).

WHEREAS, PUBLISHER develops software or digital information and has developed and wishes to sell the following titles: Spy Hunter or any other products developed by Publisher and offered on the websites: www.enigmasoftwaregroup.com, www.enigmasoftware.com, www.adorons.com (known hereinafter as “TITLES”).

1.	WHAT DO CERTAIN WORDS MEAN?

A few terms in this Agreement have special definitions.

(a)	“We” or “us” means our company, Reg.Net, a service of Digital River, Inc.

(b)	“Our” or “ours” means things that we own.

(c)
“You” or the “Publisher” means you, which is the person or business that is shown as the Publisher and/or “Company” on the Reg.Net Account Activation page you filled out prior to getting this Agreement.

(d)	“Your” or “yours” refer to things that you own.

(e)	“License Right” is a right to install, use and/or enhance the capabilities of a Software program.

(f)	“Services” are additional optional services you may obtain from us, in some instances for an additional price, which may include:

(i)	Delivery of pre-determined license keys or tokens to End Users.

(ii)	Creation of license keys or tokens using criteria and algorithms you have specified to us.

(iii)	Distribution of copies of your Software to End Users.

(iv)	Advertisements or other promotions through our Site or other means concerning your Software.

(v)	Access to our Affiliate program, which will allow other persons to promote your Software or solicit sales of License Rights via our Site.

(g)	“Software” is the software program and attached data that is associated with any particular Product. You will identify one or more items of Software for each set of License Rights that you sell to us.

(h)	“Site” means our Website, found at www.reg.net, which will act as a retail merchant to sell your License Rights, and which may be used to fulfill some or all of the additional Services you purchase.

(i)	“End Users” means the persons or businesses that may choose to purchase License Rights through our Site.

(j)
“Suggested Retail Price” means the price that you input into the Reg.Net system as the recommended selling price of the product. We agree not to sell the Product at a price higher then the recommended selling price.

2.	WHAT DOES THIS AGREEMENT COVER?

(a)
As End Users are directed to our Site, we will provide a Web-based payment system to allow the End User to purchase a License Right for your Software. You agree to sell to us the License Rights at the time that the End User makes the purchase from us. If necessary in order for us to fulfill the End User's purchase, you will cooperate with our requests in delivering or providing the License Right to the End User (in whatever form you have chosen to use for your Software).

(b)
After you enter into this Agreement, you will be able to indicate which of our additional Services you can obtain through your online account interface. We may amend or change the Services we provide, at any time upon notice to you, and those changes will be effective for any transactions that take place after the date of the change.

(c)
Please note that we do not provide software help-desk or other forms of technical support concerning your Software. Our support is limited to assisting you with the use of our Site as well as concerning any deliveries of Software files, license keys or tokens if you have purchased those Services from us.

3.	WHAT RIGHTS DO YOU GRANT TO US?

(a)
You give us the right to sell License Rights as described in this Agreement. Also, if you purchase any additional Services from us, you also permit us to copy, store and distribute to others, as appropriate for the particular set of Services you purchase, any or all of your: Software license keys or tokens, copies of your Software in authenticated or un-authenticated form and in electronic form for download distribution and/or in physical form (such as CD-Rom) for physical distribution.

(b)
Other than the rights described above, as we need them to fulfill the purposes of this Agreement, you do not grant us any rights in the intellectual property of your Software, your name or your trademarks.

(c)	Any end user license agreement (“EULA”) you make with an End User is strictly an agreement between you and the End User, and we are not a party to that EULA.

4.	HOW DO WE HANDLE THE MONEY?

(a)
When we sell your License Rights, we will be the retail merchant of record for the sale to the End User. For each sale of a License Right, we shall retain an amount equal to 9% of the Suggested Retail (Price less any discounts or coupons applied to the purchase). All amounts which we owe you for the sale of a License Right shall be placed in an in-house account that we will maintain for you, and pay you from that account as described below.

(b)
CD-ROM Service - You will be prompted to upload your product(s) and we will then create a custom CD-ROM for the product(s). Then, whenever a user purchases the software, the user will be given the option to also purchase it on CD-ROM. You will retain any amount above the minimum price of $7.99 as defined by us in the Reg.Net administration interface. This service is required on all products where we host files and pass them along to End Users after a sale.

(c)
Extended Download Warranty - You will retain any amount above the minimum price of $3.25 as defined by us for each approved order of our Extended Download Warranty. This service provides storage of your file on our server for the customer to re-download their purchase for up to two years, by providing the customer a download link. This service is required on all products where we host files and pass them along to End Users after a sale.

(d)
If you desire additional Services from us that require payment of additional fees, those fees will be described to you once you activate your account and logon in the online account interface. You will have an opportunity to accept those fees when choosing to use the Service. As we provide the Services to you, we will deduct the fees you owe from your account.

(e)
In addition to charging the End Users your stated price, we will collect and remit to the proper authorities, where we are legally required to do so, any sales tax, value-added-tax (VAT), or similar tax or similar government fees that are based on the sale of your Products (collectively “Sales Taxes”). Any collected Sales Taxes will not be placed into your account but shall instead be paid by us to the appropriate government authority. If we process any refunds to End Users who have purchased your Products, we will deduct the amount of the refund from your account. Normally, we will only provide a refund to an End User upon your instruction to us. However, if you do not respond within 2 business days to a refund request we have received from an End User and forwarded to you for response (either by yes, no or a request for further information), or if a credit card processor charges back to us an amount against a sale of your License Rights (which they may do for any reason allowable under the credit card processor's merchant regulations including fraud, consumer complaint or government order), we may choose to make the refund without your explicit instruction. When there is any refund or chargeback of a transaction we have already processed, we will keep our original margin. However, we will be responsible for fees payable to credit card processors, including any merchant fees or credit card transaction fees. We will also be responsible for any chargeback fees charged by the credit card processors unless the chargeback arose out of your own fraudulent acts or omissions.

(f)
At the end of each pay cycle, we will send you a payment in the form you select in your account settings for the payable amount in your account. However, our obligation to pay you out of your account is subject to-the following:

(i)
Upon receipt of the notice of termination, we are authorized to withhold a reasonable portion of those licensing fees yet to be paid in order to cover still undetermined chargebacks and refunds. As a rule, chargebacks can occur up to six months after settlement of a transaction. The amount to be withheld is therefore based on the individual average percentage value of chargebacks and refunds in relation to your total sales during a period of twelve (12) months during which products were sold in fact, whereby the last 6 months prior to receipt of the termination letter shall not be considered. The average value thus determined shall be multiplied by sales during the last six (6) months. The result shall form the amount of withholding, if a larger withholding does not appear to be justified (example: 2% [percentage value of chargebacks/refunds in 12 months] x $60,000 [sales during last 6 months] = $1,200). In the event the underlying contractual relationship is less than 12 months, we shall be authorized to withhold a lump sum of 15% of sales of the last month unless refunds and/or chargebacks of the last month are greater than 10%, in which case we shall be authorized to withhold three times the amount of refunds and/or chargebacks being realized in the last month. The amount withheld shall be paid out 6 months after the termination date of the agreement, less any reverse entries made by that date. In the event that the amount withheld does not cover all reverse entries, we are authorized to demand payment from you of any reverse entries not covered. Such payment shall then be due no later than 30 days after receipt of the payment demand.

(ii)
If the total amount we owe to you at the end of a pay cycle will be less than $100, or at the end of a calendar quarter will be less then $25, we will withhold payment until a later pay cycle when the total amount owed is greater than the above amounts.

(iii)	All the payments shall be made within 30 days by the end of the month in which the sales occurred.

(iv)
Any and all fees, payments, compensation, consideration, and other money amounts shall be expressed and payable in United States Dollars. Amounts in your account with us will not accrue interest while in our possession.

5.	WHAT DO YOU PROMISE TO US?

You make the following promises and warranties to us:

(a)
You have the right to sell the License Rights to us for purposes of resale through our Site. If you have us distribute your Software or associated files, license keys or tokens, you have the right to permit us to do those Services for you. You warrant that our sale, copying, storage and distribution of the License Rights or the Software will not infringe, violate or misuse anybody's else's intellectual property rights. You warrant that the above warranties and promises are valid for sale and distribution to End Users throughout the world.

(b)
Any descriptions you provide for your Software that will be displayed on our Site are accurate, and will not be in violation of any applicable laws or regulations concerning advertising claims or other forms of consumer protection laws.

(c)
You have the right to enter into this Agreement, and that you are of legal age and otherwise competent to be contractually bound to this Agreement. Also, if you are a corporation or other form of business entity, the person who has pressed the Register button is authorized to bind you, and if that person is not so authorized that person agrees that he or she is personally responsible for whatever is done on your account under this Agreement.

(d)
Your Software, including all content within it, is not libelous, does not slander others, does not contain obscene or pornographic material, is not illegal to use, nor does it contain devices which are intended to be used to perform illegal activities (such as, but not limited to, tools, devices or software used to defeat data encryption devices), nor is it designed as a tool for processing e-mail for mass mailing (“spamming” tools or the like). Our distribution of your License Rights and/or the Software will not violate any laws concerning export over national borders, including laws involving encryption technology. You agree that we may, in our sole discretion, decline to carry (or to continue to carry) any of your Products at any time, with or without reason.

(e)
All of the information you entered on the Author Registration is correct as of the time you entered it. You also promise that you will update any of that information when it has changed by updating your online account interface. You can access your account information within the Vendor's Center.

(f)
Anyplace you promote the sale of the License Rights where you provide End Users with a hyperlink or other means to reach our Site (whether on a Web site, e-mail, on paper or any other means); you will not display any inaccurate or misleading information concerning your identity or location.

(g)	If you ever have reason to believe there is any reason these promises are not true, now or in the future, you promise to promptly tell us.

(h)
You hereby irrevocably appoint as to be your exclusive agent during the term of this agreement to accept and process and deliver orders from the public sections of your website(s) listed in the opening Paragraph of this agreement for the software product via Reg.Net, and in doing so, to collect the appropriate fees from your purchasing customers. This exclusivity does not apply to third party affiliate networks that also act as payment processors, including but not limited to: ClickBank, RegNow, and CCBill.

6.	WHAT RIGHTS DO WE HAVE AND KEEP?

(a)
You acknowledge that we can, at any time cease to distribute any or all of your License Rights or your Software if we determine that the License Rights or Software violate your promises to us as stated above.

(b)
We are not obligated to pay you any amounts in your account that are connected with any activities that are deemed to be fraudulent or criminal (reasons for withholding such amounts include by way of example but not limitation, identity theft and unauthorized use of credit cards). The existence or possibility of fraud or criminal activity will be determined by us in our reasonable discretion, and we may make any inquiries and investigations we deem appropriate.

(c)
Our Site has a Privacy Policy posted at http://www.reg.net/privpolicy.asp?, and that policy describes how we may store, use and disclose personal information about you and your End Users. You agree to the terms of that Privacy Policy as it is now issued and as it may be amended in the future by us. You agree that you will not do anything to interfere with our Privacy Policy and how it impacts your End Users, and agree that we have sole control of the terms and enforcement of our Privacy Policy. You agree that the Privacy Policy you post on your site will be sufficiently broad to permit us to use the information sent to us consistent with our Privacy Policy.

(d)
If we determine that the sale of your Product into any particular place will put us in violation of local tax laws, and if resolving that problem will cost us an unreasonable amount of time, effort or money, we may choose to refuse to make sales to End Users in those locations.

(e)
Our trademarks, service marks and business names (our “Trademarks”) are owned or licensed solely and exclusively by us. All of your use of our Trademarks shall inure to our benefit. You agree, upon our demand, to promptly stop or alter any of your uses of our Trademarks which we deem to be improper or which may have the potential to put our Trademark rights at risk.

7.	WHAT DO YOU NEED TO DO ABOUT SPAM AND ADVERTISING?

(a)
You may not use commercial e-mail (solicited or unsolicited) to market your Software, or that identifies us or our Web site, where the e-mail violates any applicable laws or regulations regarding the use of commercial e-mail. You must comply with any legal obligations to provide proper labeling and content within your marketing e-mails, and to provide opt-in or opt-out capabilities to recipients and comply with any such requests. Any advertising or other marketing materials that mention our company or our Web site, or which contain hyperlinks to our Web site, must be in compliance with all laws concerning advertising and marketing for the territories you deliver those materials to.

(b)
You are responsible for compliance with all of the above, whether you provide the e-mails or advertisements on your own or use the services of a third party. If we are charged any fines, penalties or incur any costs, including attorney fees, because of your non-compliance with the above, you agree to reimburse us any of those amounts upon our demand.

8.	WHAT WARRANTIES DO WE DISCLAIM?

We provide our services to you on an AS IS basis and make no promises as to the percentage up-time or that our site will operate without error. WE MAKE NO WARRANTIES CONCERNING THE QUALITY OF OUR SERVICES ON THE SITE, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON¬INFRINGEMENT. Except for any obligations we have to pay you the amounts in your account that are owed to you, you agree that your sole remedy for any breach of this Agreement by us is for you to terminate this Agreement. While this may exempt us from liability, this has no bearing on whether the system failing to function properly constitutes a breach of contract as defined in Section 10 of this Agreement. In the event of an uncured breach of contract, you are permitted to terminate this agreement under Section 10 prior to the expiration of its term.

9.	HOW IS OUR LIABILITY LIMITED?

UNDER NO CIRCUMSTANCES SHALL OUR TOTAL LIABILITY UNDER THIS AGREEMENT OR ARISING OUT OF OUR RELATIONSHIP WITH YOU UNDER THIS AGREEMENT, REGARDLESS OF HOW THE LIABILITY ARISES, EXCEED THE NET AMOUNT REALIZED BY US UNDER THIS AGREEMENT. WE ALSO SHALL NOT HAVE ANY LIABILITY TO YOU OR TO ANY OTHER PERSON OR ORGANIZATION FOR ANY DAMAGES RELATING TO ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

10.	HOW LONG DOES THIS AGREEMENT LAST?

(a)
The term of this Agreement shall be one year unless sooner terminated in accordance with this Agreement. Such term shall automatically renew for successive one (1) year renewal terms unless and until one party hereto notifies the other party hereto in writing not less than thirty (30) days before the end of the then current initial term or renewal term of its intent not to renew this Agreement. In addition to the rights of termination specified elsewhere in this Agreement, Reg.Net or the Publisher, as applicable, may immediately terminate this Agreement prior to the expiration of its tern upon the occurrence of any of the following:

(i)
In the event that there is a material breach of this Agreement, after the expiration of ten (10) days from receipt of a written notice from the other party communicating such breach or failure, and such breach or failure to perform is not cured within such ten (10) day period,

(ii)
If there is an outage of Reg.Net service for greater than 8 hours within any one month period and you have given us written notice of such outage, and we have had five (5) days to respond to and dispute the outage.

(iii)	If we have a misreporting of transactions by an amount greater than 5% of the total transactions within any one month period.

(iv)	If CSV or XML reporting functionality is not functioning properly and you have given us notice of such malfunction and we did not correct such malfunction within five (5) days.

(v)	If our customer service is not responding to written notices from you within 5 business days to problems relating to our software and systems.

(vi)
If we alter our system in any way for the purpose of promoting any products on the Developer's store, other than the Developers products, with the exception of the Service Providers products, Extended Download Service and CDROM Service, unless approved by you in writing.

(vii)
If we materially alter our system in a way that directly creates an immediate substantial decline in processing volume as evidenced by sales dropping by at least 25% as compared to an average of the previous ten (10) days sales, on the day immediately after the change has been put into effect by us. You will provide us written notice of such decline and we shall have ten (10) days to respond or dispute such decline.

(b)
The assertion against either party of a claim that all or any part of any materials, items, products, or information developed or used in connection with this Agreement infringes or otherwise violates the rights of any other person or organization, with no opportunity to cure;

(c)	The assertion against either party of claims relating to product liability, with no opportunity to cure;

(d)	The material violation of the privacy policy of either party, with no opportunity to cure;

(e)	The commission of a fraudulent or criminal act by either party, with no opportunity to cure;

(f)	Either party substantially ceases to do business in the manner in which it is conducted as of the Effective Date, with no opportunity to cure; or

(g)
Either party initiates or has initiated against it, voluntarily or involuntarily, any act, process or proceeding under the provisions of any bankruptcy statute or law, or under any other insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors.

(h)
The parties agree that in the event that: (a) the Publisher materially breaches the terms of this Agreement, is given written notice of said breach, and fails to cure said breach within thirty (30) days of the date of the notice, or (b) Publisher otherwise terminates this Agreement without cause prior to the next Expiration Date (The last day of the Initial Term or Renewal Term shall be referred to as the “Expiration Date”) of this Agreement, Reg.Net shall be entitled to recover damages as stated in this provision. Specifically, Reg.Net shall be entitled to recover as damages (and not a penalty) an amount calculated based on the average Margin Payment due from Publisher to Reg.Net over the last twelve (12) consecutive months prior to the date of the written notice of breach times the number of months left from the date of the written notice of breach until the next Expiration Date of this Agreement. For purposes of this calculation, the number of months remaining before the next Expiration Date shall be rounded up to the nearest whole month. If there are less than twelve (12) consecutive months of Margin Payments from which to arrive at the average monthly Margin Payment, the average monthly Margin Payment shall be determined by using as many whole months available in which Margin Payment was due from Publisher to Reg.Net. For example, if the total payment in months 6 through 18 of the Agreement was $37,200, and you terminated the Agreement part of way through month 19 (or we gave notice of breach by you, and you failed to timely cure said breach), damages would be calculated as follows:

37,200 ÷ 12 = 3,100 average monthly payment

3,100 x 6 months to next Expiration Date = $18,600 damages

(i)
The availability of damages under this provision shall be a cumulative remedy, and not the exclusive remedy, available to us for breach of this Agreement. Notwithstanding the availability of damages under this provision, we shall be entitled any other such remedies as may be available to it in law or equity.

(j)
However, if this agreement is terminated based upon an uncured breach of contract by Reg.net as defined in Section 10 of this agreement Publisher will not be liable for any such damages outlined in Section 10(h).

(k)	Once this Agreement has been terminated without any renewals or amendments per the amendment terms below:

(i)	You will immediately remove any reference to our name or any hyperlinks to our Site that deal with the sale of your License Rights or the distribution of your Software.

(ii)
We will promptly halt any sale of your License Rights. We will promptly give notice to all Affiliates that we know are promoting the sale of your License Rights to discontinue linking to our Site for that purpose, but we are not responsible for whether or not the Affiliate complies with that notice.

(iii)
We will continue to make payments to you out of your account, on the regular pay cycle dates, until the time that your account has reached a zero balance. Our holdback rights, as described above, survive past the termination date of the Agreement. Your obligation to pay us for any shortfall in your account survives the termination of the Agreement.

(iv)	We may hold-back funds and charge against those funds any amounts which we are entitled to charge under this Agreement, as described above.

(v)
You will continue to be responsible for any liability that might arise out of fraudulent transactions, any infringement of intellectual property rights, and any other violation of law that may have occurred as a result of your Product being distributed via our Site.

11.	ANYTHING ELSE WE AGREE UPON?

(a)
You may not assign this Agreement, or any of your rights under this Agreement. Any attempt to assign in violation of the preceding shall, at our option, render this Agreement null and void. However, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

(b)
Except as otherwise stated in this agreement, neither you nor we are obligated to deal exclusively with the other, and you may use other means or companies to distribute your License Keys and/or Software, and we may distribute Software and/or License Rights provided by others that may be similar to or competitive with your Software.

(c)	End User data shall be owned jointly by you and us. If there is an Affiliate involved in the collection of the End User data, then they may also be a joint owner of the End User data.

(d)
We are relieved of any obligation to perform under this Agreement if we are unable to perform as a result of natural disaster, war, emergency conditions, labor strike, acts of terrorism, the substantial inoperability of the Internet, the inability to obtain supplies, or other reasons or conditions beyond our reasonable control.

(e)
If you are obligated under this Agreement to tell us something or you wish to give us legal notice of any kind, you must do so in writing and deliver it by certified mail, postage pre-paid and return receipt requested OR by nationally recognized overnight courier which provides a written proof of delivery, to the following address:

Reg.Net, Inc.
Attn: General Counsel
9625 76th Street, Suite 150
Eden Prairie, MN 55344

(f)
If we are obligated under this Agreement to tell you something or we wish to give you legal notice of any kind, we may choose to do so by use of any of the addresses shown on your Publisher Registration page, including postal mail or e-mail.

(g)
This Agreement shall be governed by and interpreted under the laws of the State of Minnesota. The parties specifically disclaim application of the United Nations Convention on the International Sale of Goods.

(h)
If there are any disputes or conflicts related to or arising out of this Agreement, you and we shall use reasonable means to resolve the conflict prior to starting any lawsuits or other litigation, including negotiation between management personnel capable of resolving the conflicts. However, in the event either you or we should start any litigation arising out of this Agreement, you expressly agree that the litigation will take place exclusively in the state or federal courts located in Hennepin County, Minnesota, USA, and you expressly agree that any such court has personal jurisdiction over you. You waive all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. This Agreement sets forth the entire understanding between you and us concerning the subject matter hereof, and any prior understandings, or understandings that are not expressly contained in this Agreement, shall have no effect as of the date this Agreement is effective.

(i)
The provisions of this Agreement shall not in any respect whatsoever be deemed to create a partnership, joint venture, or other business combination between you and us. Neither you nor we shall be obligated by any agreement, representation or warranty made by the other, nor shall you or we be obligated for damages to any person or organization for personal injuries or property damage directly or indirectly arising out of the conduct of the other party’s business or caused by the other party’s negligence, willful act, or failure to act. There are no third-party beneficiaries through you under this Agreement.

(j)
In the event any portion of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement. The provisions of this Agreement which, by their terms, require performance after the termination of this Agreement, or have application to events that may occur after the termination of this Agreement, shall survive the termination of this Agreement. This Agreement is written with titles and headings intended to provide a greater understanding of the terms of the Agreement. However, the titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or impose any construction or meaning on any of the provisions of this Agreement.

12.	DESCRIPTION OF SERVICES.

(a)	Both Reg.Net and you jointly agree upon the following proposed services described below.

(b)	The Reg.Net Basic Services

(i)	Use of web server & database server for the secure processing of orders from Publisher's online store. This processing will include processing for one time sales and (or) recurring billing.

(ii)
Reg.Net will provide an XML web service to receive order information from Publisher. Reg.Net will process order information and send back to Publisher an approval or a denial for each transaction sent. Furthermore Publisher agrees that no Credit Card information will be stored on Publisher's Systems.

(iii)	Reg.Net shall keep accurate record related to the transactions being processed through the online store managed by Reg.Net.

(iv)	Reg.Net will maintain on-call system administration availability 24 hour per day, 7 days per week during the term of the Agreement.

(v)	The online shopping systems allows payment via credit card (MasterCard, Visa, American Express, Discover, and Diners Club).

(vi)	Reg.Net shall use reasonable efforts to screen for potential fraudulent orders.

(c)	License and Product Delivery

(i)	Publisher will make its web-based key generator available to Reg.Net to use at Publisher's sole discretion.

(ii)	Reg.Net will deliver licenses to End Users at Publisher’s option upon completion of successful orders.

(d)	Online Information System

(i)	Reg.Net will allow Publisher access to use Reg.Net’s secure control panel for real time access to customer and transaction data for managing Publisher's product and online store design.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below, to be effective as of the Effective Date.

VENDOR
Enigma Software Group, Inc.	Reg.Net, Inc.

/s/ Colorado Stark	/s/ Carter Hicks
Signature	Signature

Chairman	Chief Financial Officer
Title	Title

Date: January 26, 2005	Date: January 26, 2005